Exhibit 10.1

To:	Azenta, Inc. 15 Elizabeth Drive Chelmsford, Massachusetts 01824

From:	JPMorgan Chase Bank, National Association New York Branch 383 Madison Avenue New York, NY 10179

Re:	Accelerated Stock Repurchase Transaction(s)

Date:	November 23, 2022

This master confirmation (this “Master Confirmation”), dated as of November 23, 2022, is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between JPMorgan Chase Bank, National Association (“Dealer”) and Azenta, Inc. (“Counterparty”).  This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction.  The additional terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation.  This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation.  This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of New York law (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to the Transactions and (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer with a “Threshold Amount” of three percent (3%) of shareholders’ equity of Dealer’s ultimate parent as of the date hereof; provided that (A) the phrase “, or becoming capable at such time of being declared,” shall be deleted from Section 5(a)(vi)(1) of the Agreement, (B) “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business and (C) the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (1) the default was caused solely by error or omission of an administrative or operational nature; (2) funds were available to enable the party to make the payment when due; and (3) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”).

The Transactions shall be the sole Transactions under the Agreement.  If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in the related Supplemental Confirmation.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.

1.

Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions.  Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation relating to any Transaction, shall govern such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Buyer:	Counterparty

Seller:	Dealer

Shares:	Common stock, USD 0.01 par value per share, of Counterparty (Ticker: AZTA)

Exchange:	Nasdaq Global Select Market

Related Exchange(s):	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of that Section.

Prepayment/Variable
Obligation:	Applicable

Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation:

VWAP Price:

For any Exchange Business Day, the Rule 10b-18 volume-weighted average price at which the Shares trade as reported in the composite transactions for United States exchanges and quotation systems for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after-hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York City time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page “AZTA <Equity> AQR_SEC” (or any successor thereto), absent manifest error or unavailability of such page or a successor thereto, in which case the Calculation Agent shall determine the VWAP Price for such Exchange Business Day.

Forward Price:	For each Transaction, the arithmetic average of the VWAP Prices for the Exchange Business Days in the Calculation Period for such Transaction, subject to “Valuation Disruption” below.

Forward Price

Adjustment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Calculation Period:	For each Transaction, the period from, and including, the Calculation Period Start Date for such Transaction to, and including, the Termination Date for such Transaction.

Calculation Period Start Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Termination Date:

For each Transaction, the Scheduled Termination Date for such Transaction; provided that Dealer shall have the right to designate any Exchange Business Day on or after the First Acceleration Date for such Transaction to be the Termination Date for such Transaction (the “Accelerated Termination Date”) by delivering notice to Counterparty of any such designation prior to 11:59 p.m. New York City time on the Exchange Business Day immediately following the designated Accelerated Termination Date.

Scheduled Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below.

First Acceleration Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation Disruption:

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Calculation Period or Settlement Valuation Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs (i) in the Calculation Period, the Calculation Agent may postpone the Scheduled Termination Date, or (ii) in the Settlement Valuation Period, the Calculation Agent may extend the Settlement Valuation Period, in each case, in its good faith and commercially reasonable discretion, in order for Dealer to maintain or unwind a commercially reasonable hedge position in a commercially reasonable manner, by one Scheduled Trading Day for each Disrupted Day by delivering notice in writing to Counterparty (which may be by e-mail) of such postponement or extension and any related adjustments within two (2) Scheduled Trading Days of such Disrupted Day or, if earlier, the previously scheduled Scheduled Termination Date or last day of the Settlement Valuation Period, as the case may be (which notice shall also describe any adjustments to the terms of any Transaction hereunder as a result of such Disrupted Day). If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the weighting of the VWAP Price for the relevant Exchange Business Days during the Calculation Period or the Settlement Valuation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Price or the Settlement Price, as the case may be, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares; provided that the Calculation Agent shall promptly provide Counterparty written notice of the occurrence of a partially Disrupted Day and any adjustments to the terms of any Transaction hereunder as a result thereof. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.

“Rule 10b-18 eligible transactions” means, for any Exchange Business Day, only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Settlement Terms:

Settlement Procedures:	For each Transaction:

(i)
if the Number of Shares to be Delivered for such Transaction is positive, Physical Settlement shall be applicable to such Transaction; provided that Dealer does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws with respect to any Shares delivered by Dealer to Counterparty under any Transaction; or

(ii) if the Number of Shares to be Delivered for such Transaction is negative, then the Counterparty Settlement Provisions in Annex A shall apply to such Transaction.

Number of Shares
to be Delivered:

For each Transaction, a number of Shares equal to (x)(a) the Prepayment Amount for such Transaction divided by (b) the Divisor Amount for such Transaction minus (y) the number of Initial Shares for such Transaction. Notwithstanding Section 9.2 of the Equity Definitions, the Number of Shares to be Delivered shall be rounded down to the nearest whole number of Shares and no Fractional Share Amount shall be delivered.

Divisor Amount:	For each Transaction, the greater of (i) the Forward Price for such Transaction minus the Forward Price Adjustment Amount for such Transaction and (ii) USD 1.00.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:	For each Transaction, if the Number of Shares to be Delivered for such Transaction is positive, the date that is one Settlement Cycle immediately following the Termination Date for such Transaction.

Settlement Currency:	USD

Initial Share Delivery:

For each Transaction, Dealer shall deliver a number of Shares equal to the Initial Shares for such Transaction to Counterparty on the Initial Share Delivery Date for such Transaction in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Share Delivery Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Initial Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.

Share Adjustments:

Potential Adjustment Event:

Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, none of (a) an Extraordinary Dividend or an Excess Dividend, (b) any purchases pursuant to a Permitted OMR Transaction nor (c) the issuance in the ordinary course of incentive equity awards (including, without limitation, under stock option plans) shall constitute a Potential Adjustment Event.

It shall constitute an additional Potential Adjustment Event if the Scheduled Termination Date for any Transaction is postponed pursuant to “Valuation Disruption” above, in which case the Calculation Agent shall adjust the exercise, settlement, payment or other relevant terms of such Transaction as the Calculation Agent determines in a commercially reasonable manner appropriate to account for the economic effect on such Transaction of such postponement.

Excess Dividend:

For any Transaction , for any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i), Section 11.2(e)(ii)(A) or Section 11.2(e)(ii)(B) of the Equity Definitions or any Extraordinary Dividend) (a “Dividend”) the amount or value of which per Share (as determined by the Calculation Agent), when aggregated with the amount or value per Share (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount for such Transaction.

Extraordinary Dividend:	The per Share cash dividend or distribution, or a portion thereof, declared by Counterparty on the Shares that is classified by the board of directors of Counterparty as an “extraordinary” dividend.

Additional Termination Event:

The declaration by the Issuer of any Excess Dividend or any Extraordinary Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period (as defined below) for any Transaction, shall result in an Additional Termination Event with Counterparty as the sole Affected Party and such Transaction as the Affected Transaction. For the avoidance of doubt, the settlement amount under an Additional Termination Event as a result of the declaration of any Excess Dividend or Extraordinary Dividend shall not take into account such Excess Dividend or Extraordinary Dividend.

Relevant Dividend Period:	For each Transaction, the period from, and including, the Calculation Period Start Date for such Transaction to, and including, the Relevant Dividend Period End Date for such Transaction.

Relevant Dividend Period
End Date:

For each Transaction, if the Number of Shares to be Delivered for such Transaction is negative, the last day of the Settlement Valuation Period for such Transaction; otherwise, the Termination Date for such Transaction.

Ordinary Dividend Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Method of Adjustment:	Calculation Agent Adjustment

Early Ordinary Dividend
Payment:

For each Transaction, if an ex-dividend date for any Dividend that is not (x) an Excess Dividend, (y) a dividend or distribution of the type described in Section 11.2(e)(i), Section 11.2(e)(ii)(A) or Section 11.2(e)(ii)(B) of the Equity Definitions or (z) an Extraordinary Dividend, occurs during any calendar quarter occurring (in whole or in part) during the Relevant Dividend Period (as defined below) for such Transaction and is prior to the Scheduled Ex-Dividend Date for such Transaction for the relevant calendar quarter, the Calculation Agent shall adjust the exercise, settlement, payment or other relevant terms of such Transaction as the Calculation Agent determines in a commercially reasonable manner appropriate to account for the economic effect on such Transaction of the occurrence of such ex-dividend date.

Scheduled Ex-Dividend
Dates:	For each Transaction for each calendar quarter, as set forth in the related Supplemental Confirmation.

Extraordinary Events:

Consequences of
Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Tender Offer:

Applicable; provided that (x) Section 12.1(d) of the Equity Definitions shall be amended by replacing (i) “10%” in the third line thereof with “20%” and (ii) “voting shares of the Issuer” in the fourth line thereof with “Shares”, (y) Section 12.1(e) of the Equity Definitions shall be amended by replacing “voting shares” in the first line thereof with “Shares” and (z) Section 12.1(l) of the Equity Definitions shall be amended by replacing “voting shares” in the fifth line thereof with “Shares”.

Consequences of
Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Nationalization,
Insolvency or Delisting:

Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, NYSE American, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Positions” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”. Notwithstanding anything to the contrary in the Equity Definitions, a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not constitute a Change in Law and instead shall constitute an Increased Cost of Hedging as described in Section 12.9(a)(vi) of the Equity Definitions, and any determination by Dealer as to the occurrence of a Change in Law under any Transaction shall be made in a non-discriminatory manner across all accelerated share repurchase transactions similar to the Transactions with counterparties similar to Counterparty to which Dealer (or an affiliate thereof) is a party.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Not Applicable

(e) Increased Cost of Hedging:

Applicable solely with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions as set forth in the last sentence opposite the caption “Change in Law” above; provided that, the Hedging Party’s rate to borrow Shares shall in all situations be determined in a commercially reasonable manner

(f) Loss of Stock Borrow:	Applicable; provided that the Hedging Party’s rate to borrow Shares shall in all situations be determined in a commercially reasonable manner

Maximum Stock Loan Rate:	200 basis points per annum

(g) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	25 basis points per annum

Hedging Party:

For all applicable events, Dealer; provided that when making any determination or calculation as “Hedging Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Master Confirmation as if the Hedging Party were the Calculation Agent.

Determining Party:

For all applicable events, Dealer; provided that when making any determination or calculation as “Determining Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Master Confirmation as if the Determining Party were the Calculation Agent.

Hedging Adjustments:

For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on Dealer, assuming that Dealer maintains a commercially reasonable Hedge Position.

Non-Reliance/Agreements and Acknowledgements Regarding Hedging Activities/Additional Acknowledgements:	Applicable

Transfer:

Notwithstanding anything to the contrary in the Agreement, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under any Transaction, in whole or in part, to an affiliate of Dealer, with the prior written consent of Counterparty (such consent not to be unreasonably withheld or delayed); provided that (1) such affiliate of Dealer has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) such affiliate’s obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer’s ultimate parent; provided further that such transfer and/or assignment shall be permitted only so long as (i) an Event of Default or Termination Event will not occur as a result of such transfer and assignment and (ii) as a result of such transfer and assignment, Counterparty will not (x) be required to pay or deliver to the transferee on any payment date or delivery date an amount (including, without limitation, under Section 2(d)(i)(4) of the Agreement) or a number of Shares, as applicable, greater than the amount or the number of Shares, respectively, that Counterparty would have been required to pay or deliver to Dealer in the absence of such transfer and assignment or (y) receive from the transferee on any payment date or delivery date an amount or a number of Shares, as applicable, after taking into account any applicable withholding tax, lesser than the amount or the number of Shares, respectively, that Dealer would have been required to pay or deliver, as the case may be, to Counterparty in the absence of such transfer and assignment.

Dealer Payment Instructions:	Bank: JPMorgan Chase Bank, N.A. ABA#: 021000021 Acct No.: 099997979 Beneficiary: JPMorgan Chase Bank, N.A. New York Ref: Derivatives

Account for delivery of Shares
to Dealer:	DTC 0352

Counterparty’s Contact Details
for Purpose of Giving Notice:	Azenta, Inc. 15 Elizabeth Drive Chelmsford, Massachusetts 01824 Attention: Lindon Robertson; Andrew Mulkerin Email: Lindon.Robertson@azenta.com; Andrew.Mulkerin@azenta.com

Dealer’s Contact Details for
Purpose of Giving Notice:	JPMorgan Chase Bank, National Association EDG Marketing Support Email: edg_notices@jpmorgan.com edg_ny_corporate_sales_support@jpmorgan.com

With a copy to:

Attention: Brett Chalmers Title: Executive Director Telephone No.: +1-212-622-2252 Email Address: brett.chalmers@jpmorgan.com

2.Calculation Agent. Dealer. Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to any Transaction hereunder, it will do so in good faith and in a commercially reasonable manner. Following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Counterparty shall have the right to designate an independent equity derivatives dealer to replace Dealer as Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent. Following any determination, adjustment or calculation by the Calculation Agent, the Hedging Party or the Determining Party hereunder, the Calculation Agent, the Hedging Party or the Determining Party, as the case may be, will within five Exchange Business Days of a request by Counterparty, provide to Counterparty a report (in a commonly used file format for the storage and manipulation of financial data without disclosing any proprietary or confidential models or other information that is proprietary or confidential) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be.

3.Additional Mutual Representations, Warranties and Covenants of Each Party.  In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that:

(a)Eligible Contract Participant.  It is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(b)Accredited Investor.  Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof.  Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (iii) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

4.Additional Representations, Warranties and Covenants of Counterparty.  In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to Dealer that:

(a)As of the Trade Date for each Transaction hereunder, it is not entering into such Transaction (i) on the basis of, and is not aware of, any material non-public information with respect to the Shares, (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self-tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares), in each case, in violation of applicable law.

(b)As of the Trade Date for each Transaction hereunder, such Transaction is being entered into pursuant to a publicly disclosed Share buy-back program.

(c)Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of any Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity.

(d)The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during any Regulation M Period (as defined below) for any Transaction unless Counterparty has provided written notice to Dealer of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period.” Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 5 below. Accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 below. “Regulation M Period” means, for any Transaction, (i) the Relevant Period (as defined below) and (ii) the Settlement Valuation Period, if any, for such Transaction. “Relevant Period” means, for any Transaction, the period commencing on the Calculation Period Start Date for such Transaction and ending on the earlier of (i) the Scheduled Termination Date and (ii) the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction.

(e)As of the Trade Date, the Prepayment Date and any Cash Settlement Payment Date for each Transaction, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(f)Counterparty is not and, after giving effect to any Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(g)Subject to the second sentence of Section 7, Counterparty has not entered into and will not enter into any repurchase transaction agreements with respect to the Shares, other than with Dealer or an affiliate of Dealer, similar to the Transactions described herein where any initial hedge period, calculation period, relevant period or settlement valuation period (each however defined) for such other transaction will fall on the same days (including as a result of extensions in such initial hedge period, calculation period, relevant period or settlement valuation period as provided in the relevant agreements) as the days included in any Relevant Period or, if applicable, any Settlement Valuation Period under this Master Confirmation.  In the event that the days included in the initial hedge period, relevant period, calculation period or settlement valuation period for any other similar transaction fall on the days included in any Relevant Period or, if applicable, Settlement Valuation Period under this Master Confirmation as a result of any postponement of the Scheduled Termination Date or extension of the Settlement Valuation Period pursuant to “Valuation Disruption” above, Counterparty shall promptly amend such other transaction to avoid any such overlap.

(h)Counterparty represents and warrants that it and any of its subsidiaries has not applied, and shall not, until after the first date on which no portion of the Transaction remains outstanding following any final exercise and settlement, cancellation or early termination of the Transaction, apply, for a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) or other investment, or to receive any financial assistance or relief under any program or facility (collectively “Financial Assistance”) that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) (i) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that the Counterparty comply with any requirement not to, or otherwise agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that Counterparty has not, as of the date specified in the condition, made a capital distribution or will not make a capital distribution, or (ii) where the terms of the Transaction would cause Counterparty to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance (collectively “Restricted Financial Assistance”); provided, that Counterparty or any of its subsidiaries may apply for Restricted Financial Assistance if Counterparty either (a) determines based on the advice of outside counsel of national standing that the terms of the Transaction would not cause Counterparty or any of its subsidiaries to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance based on the terms of the program or facility as of the date of such advice or (b) delivers to Dealer evidence or other guidance from a governmental authority with jurisdiction for such program or facility that the Transaction is permitted under such program or facility (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).

5.Regulatory Disruption.  In the event that Dealer concludes, in its good faith and reasonable discretion based on the advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (provided that such policies or procedures are related to legal, regulatory or self-regulatory issues and are generally applicable in similar situations and applied to any Transaction hereunder in a non-discriminatory manner), for it to refrain from or decrease any market activity on any Scheduled Trading Day or Days during the Calculation Period or, if applicable, the Settlement Valuation Period, Dealer may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days. In such notice, Dealer shall include the anticipated duration of such Market Disruption Event, if reasonably known. For the avoidance of doubt, any such Scheduled Trading Day on which a Market Disruption Event is deemed to have occurred pursuant to this Section 5 shall be a Disrupted Day in full, and not a Disrupted Day only in part.

6. 10b5-1 Plan.  Counterparty represents, warrants and covenants to Dealer that:

(a)Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares.  Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(b)Counterparty will not seek to control or influence Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) in connection with any Transaction entered into under this Master

Confirmation, including, without limitation, Dealer’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.

(c)Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or the relevant Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c).  Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

7.Counterparty Purchases.  Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall not, without the prior written consent of Dealer, directly or indirectly (including by means of a derivative instrument) purchase any Shares, listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Relevant Period or, if applicable, Settlement Valuation Period, except through Dealer or an affiliate of Dealer; provided that, with respect to any Transaction, Counterparty may purchase a number of Shares not to exceed a percentage of the ADTV with respect to the Shares (as determined in accordance with Rule 10b-18) equal to the Concurrent OMR Percentage specified in the Supplemental Confirmation for such Transaction, as determined by Dealer in its commercially reasonable discretion, in the open market on any Exchange Business Day during the Relevant Period or, if applicable, any Settlement Valuation Period, through Dealer pursuant to customary open market repurchase documentation agreed to between Counterparty and Dealer, including, without limitation, documents governing repurchase programs intended to comply with Rule 10b-18 and/or Rule 10b5-1 (a “Permitted OMR Transaction”). Notwithstanding the foregoing, nothing herein shall prohibit or limit any (i) purchase of Shares in privately negotiated (off-market) transactions that are not reasonably expected to result in market purchases; (ii) purchase of Shares pursuant to the issuance or exercise of any stock option or other employee benefit or similar arrangement granted to former or current employees, officers, directors, or other affiliates of Counterparty, including the withholding and/or purchase of Shares from holders of such options to satisfy payment of the option exercise price (or similar obligation) and/or satisfy tax withholding requirements in connection with the exercise of such options or other employee benefits or similar arrangements; (iii) grant of stock, restricted stock units and options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such stock, restricted stock units or options in connection with Counterparty’s compensation policies for directors, officers and employees; (iv) purchase of Shares from holders of performance shares or units or restricted shares or units to satisfy tax withholding requirements in connection with vesting; (v) conversion or exchange by holders of any convertible or exchangeable securities of the Counterparty previously issued; or (vi) purchase of Shares effected by or for a plan by an agent independent of Counterparty.

8.Special Provisions for Merger Transactions.  Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a) Counterparty agrees that it:

(i)will not during the period commencing on the Trade Date for any Transaction through the end of the Relevant Period or, if applicable, the Settlement Valuation Period for such Transaction make, or, to the extent within its control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction (a “Public Announcement”) unless such Public Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;

(ii)in respect of any Public Announcement, shall promptly (but, in the case of any Public Announcement that is within Counterparty’s control, in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such Public Announcement that such Public Announcement has been made; and

(iii)shall promptly (but, in the case of any Public Announcement that is within Counterparty’s control, in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the date of such Public Announcement that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the date of such Public Announcement.

The written notice described in clause (iii) above shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct.  In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of the relevant Merger Transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may cause the terms of any Transaction to be adjusted. Accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 above.

(b)Upon the occurrence of any Public Announcement Dealer, in its good faith and commercially reasonable discretion, shall make commercially reasonable adjustments to the terms of any Transaction, including, without limitation, the Scheduled Termination Date or the Forward Price Adjustment Amount, and/or suspend the Calculation Period and/or any Settlement Valuation Period (such adjustments which are limited to account solely for changes in volatility, expected dividends, stock loan rate, value of any commercially reasonable Hedge Positions in connection with the Transaction and liquidity relevant to the Shares or to such Transaction) account for the economic effect of such Public Announcement on the theoretical value of the Transaction; provided that the Forward Price Adjustment Amount shall not be less than zero.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act, other than, solely for purposes of this Section 8, any such transaction in which the consideration consists solely of cash and there is no valuation period.

9.Special Provisions for Acquisition Transaction Announcements.  (a)  If an Acquisition Transaction Announcement (as defined below) occurs on or prior to the Settlement Date for any Transaction, then the Calculation Agent shall make such adjustments to the Forward Price Adjustment Amount as the Calculation Agent in good faith and a commercially reasonable manner determines appropriate   to account for the economic effect on such Transaction of such Acquisition Transaction Announcement (such adjustments which are limited to account solely for changes in volatility, expected dividends, stock loan rate and liquidity relevant to the Shares or to such Transaction).

(b)“Acquisition Transaction Announcement” means (i) the announcement by Counterparty or any counterparty to such event of an Acquisition Transaction, (ii) an announcement by Counterparty or any counterparty to such agreement, letter or understanding that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding that, if consummated, would result in an Acquisition Transaction, (iii) the announcement by Counterparty of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that includes an Acquisition Transaction or (iv) any announcement of any change or amendment to any previous Acquisition Transaction Announcement by Counterparty or, in the case of clauses (i) or (ii) above, such counterparty (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention).

(c)“Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “50%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty to a person or entity other than Counterparty or a subsidiary of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Counterparty, (iv) any acquisition (other than an acquisition from Counterparty or a subsidiary of Counterparty), lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries (other than a lease, exchange, transfer, disposition or other similar event between and/or among solely Counterparty and/or one or more subsidiaries of Counterparty) where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 50% of the market capitalization of Counterparty as of the date of such announcement and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

10.Acknowledgments.  (a) The parties hereto intend for:

(i)each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(ii)the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(iii)a party’s right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and

(iv)all payments for, under or in connection with each Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

(b) Counterparty acknowledges that:

(i)during the term of any Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;

(ii)Dealer and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to any Transaction, including acting as agent or as principal and for its own account or on behalf of customers;

(iii)Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;

(iv)any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and VWAP Price, each in a manner that may be adverse to Counterparty; and

(v)each Transaction is a derivatives transaction in which it has granted Dealer an option;  Dealer may purchase Shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.

(c)Counterparty:

(i)is an “institutional account” as defined in FINRA Rule 4512(c);

(ii)is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating the recommendations of Dealer or its associated persons, unless it has otherwise notified Dealer in writing; and

(iii)will notify Dealer if any of the statements contained in clause (i) or (ii) of this Section 10(c) ceases to be true.

11.Credit Support Documents.  The parties hereto acknowledge that no Transaction hereunder is secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement.

12.No Set-off.  Section 6(f) of the Agreement is hereby deleted.  Dealer waives any and all rights it may have to set off or net amounts with respect to any Transaction or the Agreement against other obligations of the parties, whether arising under any agreement, applicable law or otherwise, except pursuant to Section 2(c) of the Agreement.

13.Delivery of Shares.  Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

14.Early Termination.  In the event that (i) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction or (ii) any Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, unless Counterparty elects for the provisions of Section 6(d)(ii) of the Agreement or Article 12 of the Equity Definitions to apply no later than the Early Termination Date or the date on which such Transaction is terminated or cancelled (an “Alternative Election”), Counterparty or Dealer, as the case may be, shall deliver to the other party a number of Shares (or, in the case of a Nationalization, Insolvency or Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Nationalization, Insolvency or Merger Event, as the case may be (each such unit, an “Alternative Delivery Unit” and, the securities or property comprising such unit, “Alternative Delivery Property”)) with a value equal to the Payment Amount, as determined by the Calculation Agent over a commercially reasonable period of time (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including the market price of the Shares or Alternative Delivery Property on the date of early termination and, if such delivery is made by Dealer, the prices at which Dealer purchases Shares or Alternative Delivery Property in a commercially reasonable manner to fulfill its delivery obligations under this Section 14); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Nationalization, Insolvency or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; and provided further that Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of any such election, and that it will make such election in conformity with such responsibilities. If such delivery is made by Counterparty, paragraphs 2 through 7 of Annex A shall apply as if such delivery were a settlement of such Transaction to which Net Share Settlement applied, the Cash Settlement Payment Date were the Early Termination Date or the date of early cancellation or termination, as the case may be, and the Forward Cash Settlement Amount were equal to zero (0) minus the Payment Amount owed by Counterparty.

15.Calculations and Payment Date upon Early Termination.  The parties acknowledge and agree that in calculating the Close-Out Amount pursuant to Section 6 of the Agreement, Dealer may (but need not) in a commercially reasonable manner determine losses without reference to actual losses incurred but based on expected losses or gains assuming a commercially reasonable (including without limitation with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss or gain to avoid awaiting the delay associated with closing out any hedge or related trading position in a commercially reasonable manner prior to or promptly following the designation of an Early Termination Date.  Notwithstanding anything to the contrary herein or in Section 6(d)(ii) of the Agreement or in the Equity Definitions, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement or other termination or cancellation of a Transaction hereunder will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive or deliver Shares or Alternative Delivery Property in accordance with Section 14, such Shares or Alternative Delivery Property shall be delivered on the date selected by the Calculation Agent as promptly as practicable thereafter.

16.Automatic Termination Provisions.  Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in any Supplemental Confirmation, then an Additional Termination Event with Counterparty as the sole Affected Party and the Transaction to which such Supplemental Confirmation relates as the Affected Transaction will automatically occur without any notice or action by Dealer or Counterparty if the closing price per Share on the Exchange for any five consecutive Exchange Business Days during the period from, and including, the Trade Date to, and including, the First Acceleration Date is below such Termination Price, and such fifth consecutive Exchange Business Day will be the “Early Termination Date” for purposes of the Agreement.

17.Delivery of Cash.  For the avoidance of doubt, other than payment of the Prepayment Amount, nothing in this Master Confirmation shall be interpreted as requiring Counterparty to cash settle any Transaction contemplated by this Master Confirmation, except in circumstances where cash settlement is permitted for classification of the contract as equity by ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, as in effect on the relevant Trade Date (including, without limitation, where Counterparty so elects to deliver cash or fails timely to elect to deliver Shares or Alternative Delivery Property in respect of the settlement of a Transaction).

18.[Reserved.]

19.Claim in Bankruptcy.  Dealer acknowledges and agrees that this Master Confirmation is not intended to convey to it rights with respect to the Transactions that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.

20.Amendments to the Equity Definitions.

(a)Section 11.2(a) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with the words “a material” and (ii) adding the phrase “or such Transaction” at the end thereof;

(b)Section 11.2(c) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with the words “a material” in the fifth line thereof, (ii) adding the phrase “or the Transaction” immediately following the word “Shares” in the sixth line thereof, (iii) replacing the words “dilutive or concentrative” in the sixth to last line thereof with the word “material” and (iv) replacing the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Share)” with the phrase “(and, for the avoidance of doubt, except in the case of a Potential Adjustment Event as described in Section 11.2(e)(i), Section 11.2(e)(ii)(A), Section 11.2(e)(ii)(B), Section 11.2(e)(iv) or Section 11.2(e)(v), adjustments may be made to account for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares; in the case of a Potential Adjustment Event as described in Section 11.2(e)(i), Section 11.2(e)(ii)(A), Section 11.2(e)(ii)(B), Section 11.2(e)(iv) or Section 11.2(e)(v), no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”; and

(c)Section 11.2(e)(vii) of the Equity Definitions is hereby amended by (i) replacing the words “that may have a diluting or concentrative” with the words “that is the result of a corporate event within the Issuer’s control involving Issuer or its securities that has a material economic effect on the relevant Transaction” and (ii) adding the phrase “or the relevant Transaction” at the end thereof.

21.Tax Matters.

(a)“Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected (i) pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code or (ii) on any amount treated as a dividend or dividend equivalent for U.S. federal income tax purposes. For the avoidance of doubt, a Tax described in (i) or (ii) of this paragraph is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(b)For purposes of Section 4(a)(i) of the Agreement, each party agrees to provide to the other party a properly executed U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation, (ii) promptly upon reasonable request by the other party, and (iii) promptly upon learning that any such tax form previously provided has become obsolete or incorrect.

(c)For purposes of Section 3(f) of the Agreement, each of Dealer and Counterparty represents that it is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the U.S. Treasury Regulations) for U.S. federal income tax purposes and “exempt” within the meaning of sections 1.6041-3(p) and 1.6049-4(c) of the U.S. Treasury Regulations from information reporting on U.S. Internal Revenue Service Form 1099 and backup withholding.

22.Governing Law.  The Agreement, this Master Confirmation and each Supplemental Confirmation, and all matters arising in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law).

23.Illegality.  The parties agree that, for the avoidance of doubt, for purposes of Section 5(b)(i) of the Agreement, “any applicable law” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and the consequences specified in the Agreement, including without limitation, the consequences specified in Section 6 of the Agreement, shall apply to any Illegality arising from any such act, rule or regulation.

24.Offices.

(a)The Office of Dealer for each Transaction is:  New York

(b)The Office of Counterparty for each Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

25.Waiver of Trial by Jury.  EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, EACH SUPPLEMENTAL CONFIRMATION AND EACH TRANSACTION HEREUNDER.

26.U.S. Resolution Stay.

The parties acknowledge and agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement, Dealer shall be deemed a Regulated Entity and Counterparty shall be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Covered Agreement, Dealer shall be deemed a Covered Entity and Counterparty shall be deemed a Counterparty Entity; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-

Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

27.Designation. Notwithstanding any other provision in this Master Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its Affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of any Transaction and any such designee may assume such obligations; provided that the conditions to transfer set forth in Section 1 shall apply to such designation. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance. For the avoidance of doubt, Dealer hereby acknowledges that notwithstanding any such designation hereunder, to the extent any of Dealer’s obligations in respect of any Transaction are not completed by its designee, Dealer shall be obligated to continue to perform or to cause any other of its designees to perform in respect of such obligations.

28.Communications with Employees of J.P. Morgan Securities LLC.  If Counterparty interacts with any employee of J.P. Morgan Securities LLC with respect to any Transaction, Counterparty is hereby notified that such employee will act solely as an authorized representative of JPMorgan Chase Bank, N.A. (and not as a representative of J.P. Morgan Securities LLC) in connection with such Transaction.

29.Counterparts.  This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

30.Maximum Share Delivery.  Notwithstanding anything to the contrary in this Master Confirmation, in no event shall Dealer be required to deliver any Shares, or any Alternative Delivery Units, in respect of any Transaction in excess of the Maximum Number of Shares set forth in the Supplemental Confirmation for such Transaction.  The Maximum Number of Shares shall be subject to adjustment only on account of Potential Adjustment Events of the type specified in (x) Sections 11.2(e)(i) through (vi) of the Equity Definitions or (y) Section 11.2(e)(vii) of the Equity Definitions as long as, in the case of clause (y), such event is within Counterparty’s control.

Counterparty hereby agrees (a) to check this Master Confirmation carefully and promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to any particular Transaction to which this Master Confirmation relates, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and promptly returning an executed copy to Dealer.

Yours faithfully,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/Brett Chalmers
Authorized Signatory

Agreed and Accepted By:

AZENTA, INC.

By:	/s/ Lindon Robertson
	Name:	Lindon Robertson
	Title:	EVP & CFO

[Signature Page to Master Confirmation]

SCHEDULE A

SUPPLEMENTAL CONFIRMATION

To:	Azenta, Inc. 15 Elizabeth Drive Chelmsford, Massachusetts 01824

From:	JPMorgan Chase Bank, National Association New York Branch 383 Madison Avenue New York, NY 10179

Subject:	Accelerated Stock Repurchase Transaction

Date:	[_____], 202[_]

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between JPMorgan Chase Bank, National Association (“Dealer”) and Azenta, Inc. (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below.  This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of November 23, 2022 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time.  All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ]

Forward Price Adjustment Amount:	USD [ ]

Calculation Period Start Date:	[ ]

Scheduled Termination Date:	[ ]

First Acceleration Date:	[ ]

Prepayment Amount:	USD [ ]

Prepayment Date:	[ ]

A-1

Initial Shares:

[               ] Shares; provided that if, in connection with the Transaction and as part of establishing a commercially reasonable Hedge Position, Dealer is unable to borrow or otherwise acquire a number of Shares equal to the Initial Shares for delivery to Counterparty on the Initial Share Delivery Date, the Initial Shares delivered on the Initial Share Delivery Date shall be reduced to such number of Shares that Dealer is able to so borrow or otherwise acquire; provided further that, if the Initial Shares are reduced as provided in the preceding proviso, then Dealer shall use commercially reasonable efforts, as part of establishing a commercially reasonable Hedge Position, to borrow or otherwise acquire an additional number of Shares equal to the shortfall in the Initial Shares delivered on the Initial Share Delivery Date and shall deliver such additional Shares as promptly as practicable, and all Shares so delivered shall be considered Initial Shares.

Initial Share Delivery Date:	[ ]
Ordinary Dividend Amount:	For any calendar quarter, USD [ ]

Scheduled Ex-Dividend Dates:	[ ]

Maximum Number of Shares:	[____] Shares

Termination Price:	[USD [ ] per Share][Not Applicable]

Additional Relevant Days:	The three Exchange Business Days immediately following the Calculation Period.

Reserved Shares:	[ ] Shares

Concurrent OMR Percentage:	[ ]%

3.In addition to the covenants in the Agreement, the Master Confirmation and herein, Dealer agrees to use commercially reasonable efforts, during the Relevant Period and any Settlement Valuation Period for the Transaction, to make all purchases of Shares in connection with the Transaction (other than any purchases made by Dealer or its affiliate in connection with dynamic hedge adjustments of Dealer’s exposure to the Transaction as a result of any equity optionality contained in the Transaction, including any timing optionality) in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3) and (b)(4) of Rule 10b-18 under the Securities Exchange Act of 1934 (“Rule 10b-18”), as if such rule was applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control; provided that, without limiting the generality of the first sentence of this Paragraph 3, Dealer shall not be responsible for any failure to comply with Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of the Counterparty or an affiliated purchaser pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3).

4. Unless Counterparty otherwise notifies Dealer in writing prior to the Trade Date, Counterparty represents and warrants to Dealer that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs.

A-2

5.This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

A-3

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction to which this Supplemental Confirmation relates, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and promptly returning an executed copy to Dealer.

Yours sincerely,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:
Authorized Signatory

Agreed and Accepted By:

AZENTA, INC.

By:
Name:
Title:

ANNEX A

COUNTERPARTY SETTLEMENT PROVISIONS

1.The following Counterparty Settlement Provisions shall apply to any Transaction to the extent indicated under the Master Confirmation:

Settlement Currency:	USD
Settlement Method Election:

Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act, and the rules and regulations thereunder, in connection with any election by the Electing Party of a settlement method (other than the Default Settlement Method), and that it will make such election in conformity with such responsibilities.

Electing Party:	Counterparty

Settlement Method
Election Date:

The earlier of (i) the Scheduled Termination Date and (ii) the second Exchange Business Day immediately following the Accelerated Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day), as the case may be.

Default Settlement Method:	Net Share Settlement

Forward Cash Settlement
Amount:	The Number of Shares to be Delivered multiplied by the Settlement Price.

Settlement Price:	The average of the VWAP Prices for the Exchange Business Days in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Master Confirmation.

Settlement Valuation Period:

A number of Scheduled Trading Days determined in good faith by the Calculation Agent in its commercially reasonable discretion to be necessary for Dealer to unwind its commercially reasonable hedge position in a commercially reasonable manner using commercially reasonable efforts, beginning on the first Scheduled Trading Day immediately following the Settlement Method Election Date, subject to “Market Disruption Event” above.

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement

Payment Date:	The date one Settlement Cycle following the last day of the Settlement Valuation Period.

Net Share Settlement
Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

2.Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent.

3.Counterparty may deliver Registered Settlement Shares pursuant to paragraph 2 above only if:

(a)a registration statement covering public resale of the Registered Settlement Shares by Dealer (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; and a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Dealer, in such quantities as Dealer shall reasonably have requested, on or prior to the date of delivery;

(b)the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Dealer;

(c)as of or prior to the date of delivery, Dealer and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities of similar size by issuers of comparable size to Counterparty and in the same industry as Counterparty and the results of such investigation are satisfactory to Dealer, in Dealer’s good faith discretion; and

(d)as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Dealer in connection with the public resale of the Registered Settlement Shares by Dealer substantially similar to underwriting agreements customary for underwritten offerings of equity securities of similar size by issuers of comparable size to Counterparty and in the same industry as Counterparty, in form and substance reasonably satisfactory to Dealer, which Underwriting Agreement shall include, without limitation, reasonable and customary provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters for underwritten offerings of equity securities of similar size.

4.If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

(a)all Unregistered Settlement Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;

(b)as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any affiliate of Dealer designated by Dealer) reasonably identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities of similar size by issuers of comparable size to Counterparty and in the same industry as Counterparty (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);

(c)as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size by issuers of comparable size to Counterparty and in the same industry as Counterparty, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, customary provisions substantially similar to those contained in such private placement purchase agreements for private placements of equity securities of similar size relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates (but shall not provide for the delivery of legal opinions, accountants’ comfort letters or lawyers’ negative assurance letters) and shall provide for the payment by Counterparty of all commercially reasonable, out-of-pocket fees and expenses of Dealer (and any such affiliate) in connection with such resale, including all commercially reasonable fees and expenses of outside counsel for Dealer, and shall contain such customary representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d)in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), Counterparty shall, if so requested by Dealer, prepare, in cooperation with Dealer, a customary private placement memorandum in form and substance reasonably satisfactory to Dealer.

5.Dealer, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Dealer pursuant to paragraph 6 below as promptly as reasonably practicable commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”).  If the proceeds of any sale(s) made by Dealer, the Selling Agent or any underwriter(s), net of any commercially reasonable fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions of similar size and similar magnitude for similarly situated issuers (including as to size of issuer and liquidity of relevant shares) under the circumstances at the time of the offering, together with commercially reasonable carrying charges and expenses customary for a transaction of this type incurred in connection with the offer and sale of the Shares (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Dealer will refund, in USD (or Shares at the election of the Counterparty), such excess to Counterparty on the date that is two (2) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Dealer shall return to Counterparty on that date such unsold Shares.

6.If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Dealer, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is three (3) Currency Business Days after the Makewhole Notice Date, or (ii) deliver additional Shares.  If Counterparty elects to deliver to Dealer additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the third Clearance System Business Day that is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent determines would have a market value on that Exchange Business Day equal to the Shortfall.  Such Makewhole Shares shall be sold by Dealer in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Dealer further Makewhole Shares until such Shortfall has been reduced to zero. For the avoidance of doubt, nothing herein shall obligate the Counterparty to satisfy the Shortfall by paying cash to Dealer.

7.Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares for any Transaction be greater than the Reserved Shares for such Transaction minus the amount of any Shares actually delivered by Counterparty under any other Transaction(s) under this Master Confirmation (the result of such calculation, the “Capped Number”).  Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

A – B

Where	A = the number of authorized but unissued shares of Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and

B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.

“Reserved Shares” for any Transaction shall be as set forth in the Supplemental Confirmation for such Transaction. The Reserved Shares shall be subject to adjustment only on account of Potential Adjustment Events of the type specified in (x) Sections 11.2(e)(i) through (vi) of the Equity Definitions or (y) Section 11.2(e)(vii) of the Equity Definitions as long as, in the case of clause (y), such event is within Counterparty’s control.